Exhibit 99.1

GT Solar Settles IPO Securities Litigation for $10.5 Million

MERRIMACK, N.H. -  GT Solar International, Inc. (NASDAQ:  SOLR), a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets, today announced that it has reached an agreement in principle to settle two putative securities class-action lawsuits related to the Company’s initial public offering on July 24, 2008.

The terms of the proposed settlement, which includes no admission of liability or wrongdoing by the Company or by any other defendant, provide for a full and complete release of all claims that were or could have been brought against all defendants in both the federal and state securities actions.  The Company will pay $10.5 million into a settlement fund.  Of this amount, the Company will contribute $1 million and the Company’s liability insurers will contribute the remaining $9.5 million. The Company’s contribution represents its contractual indemnification obligation to its underwriters. Both the terms of the proposed settlement and the plan of distribution for the settlement fund are subject to further documentation and Court approval.

“This settlement, once approved by the federal and state courts, will resolve these matters in a way that is in the best interests of GT Solar’s shareholders,” said Tom Gutierrez,  GT Solar’s President and CEO.  “We believe that this settlement will provide GT Solar with certainty on the federal and state securities lawsuits, will eliminate the uncertainties and further expense associated with those litigations, and will eliminate an unnecessary drain on management time.”

The actions to be resolved by this settlement include a consolidated federal securities case pending in the United States District Court for the District of New Hampshire, and a state securities case pending in the Superior Court of Hillsborough County, New Hampshire.  In addition to GT Solar, both the federal and the state securities lawsuits also name as defendants certain of the Company’s current and former directors and officers, together with the underwriters of the IPO and certain private equity funds that had invested in the Company prior to the IPO.

A  shareholder derivative action pending in New Hampshire state court is not part of the proposed settlement of the securities cases.   The derivative action is premised on the same purported misconduct alleged in the federal and state securities cases. The Company and other defendants intend to continue to defend that action vigorously.

About GT Solar International, Inc.

GT Solar International, Inc. is a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company’s products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature, including statements regarding expected approval by the court and finalization of the settlement.  These statements are based on management’s current expectations or beliefs.  These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements.  Factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for fiscal 2010 filed on June 4, 2010, and the quarterly report on Form 10-Q for the third quarter of fiscal 2011filed on February 10, 2011. GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Contacts:

Media	Investors/Analysts
GT Solar International, Inc.	Ryan Blair
Jeff Nestel-Patt	ryan.blair@gtsolar.com
jeff.nestelpatt@gtsolar.com	(603) 681-3869
(603) 204-2883